Preliminary Pricing Supplement (To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and the Index Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated September 20, 2013

$[—] Notes due September 27, 2019 Linked to the Performance of the EURO STOXX 50® Index Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	September 24, 2013

Issue Date:	September 27, 2013

Final Valuation Date:*	September 24, 2019

Observation Dates:*	Quarterly, on the 24th day of March, June, September and December during the term of the Notes, beginning on and including December 24, 2013 and ending on and including the Final Valuation Date.

Maturity Date:**	September 27, 2019

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	EURO STOXX 50® Index (the “Index”) (Bloomberg ticker symbol “SX5E <Index>”)

Maximum Return:	60.00%

Minimum Return:	10.00%

Upside Leverage Factor:	1.25

Index Return Factor:	The Index Return times the Upside Leverage Factor.

Payment at Maturity:

The payment at maturity on your Notes will be calculated as follows, in each case subject to our credit risk:

•       If the Index Return is positive and the Index Return Factor is greater than the Minimum Return, your payment per $1,000 principal amount Note will be calculated as follows, subject to the Maximum Return:

$1,000 + [$1,000 × Index Return Factor]

If the Index Return is 48.00% or more (and, accordingly, the Index Return Factor is 60.00% or more), you will receive (subject to our credit risk) a payment at maturity of $1,600.00 per $1,000 principal amount Note that you hold, the maximum possible payment on the Notes.

•       If (i) the Index Return is negative or (ii) the Index Return is not negative but the Index Return Factor is less than or equal to the Minimum Return, you will receive (subject to our credit risk) your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 × Minimum Return]

If (i) the Index Return is negative or (ii) the Index Return is not negative but is less than or equal to 8.00% (and, accordingly, the Index Return Factor is less than or equal to 10.00%), you will receive (subject to our credit risk) a payment at maturity of $1,100.00 per $1,000 principal amount Note that you hold.

Any payment on the Notes, including any principal protection provided at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Periodic Index Return:

With respect to each Observation Date, the performance of the Index from and including the Initial Valuation Date to and including such Observation Date, calculated as follows:

Observation Date Closing Level – Initial Level

Initial Level

Index Return:	The arithmetic average of the Periodic Index Returns, as measured on each Observation Date.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price†	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.75%	99.25%
Total	$[—]	$[—]	$[—]	$[—]

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 0.75% of the principal amount of the Notes, or $7.50 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.
†	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $955.00 and $971.40 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-4 of this preliminary pricing supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-10 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Initial Level:	[—], the Index Closing Level on the Initial Valuation Date.

Index Closing Level:	With respect to any date, the closing level of the Index published at the regular weekday close of trading on that date as displayed on Bloomberg Professional® service page “SX5E <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing level of the Index will be based on the alternate calculation of the Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-98 of the accompanying Prospectus Supplement.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741TM79 / US06741TM792

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.

PPS-2

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Index Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PPS-3

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the “Initial Valuation Date” based on prevailing market conditions on the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-10 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

PPS-4

Hypothetical Examples of Amounts Payable at Maturity

The examples set forth below are provided for illustrative purposes only. Terms in the tables and examples below are purely hypothetical and are provided for illustrative purposes only. These examples do not purport to be representative of every possible scenario concerning the Index. We cannot predict any Periodic Index Return, the Index Return or the Index Return Factor.

The following examples illustrate the potential total return over the term of the Notes based upon an initial investment of $1,000. These numbers appearing in the following tables and examples have been rounded for ease of analysis. All payments due at maturity are subject to our credit risk. These examples do not take into account any tax consequences of an investment in the Notes and make the following key assumptions:

•	Hypothetical Initial Level: 2,908.92

•	Upside Leverage Factor: 1.25

•	Maximum Return: 60.00%

•	Minimum Return: 10.00%

•	Number of Observation Dates: 24

Example 1: The Index Return is positive and the Index Return Factor is greater than the Minimum Return but less than the Maximum Return.

Observation Date No.	Index Closing Level	Periodic Index Return
1	2,705.30	-7.00%
2	3,636.15	25.00%
3	2,734.38	-6.00%
4	2,908.92	0.00%
5	3,199.81	10.00%
6	3,257.99	12.00%
7	3,636.15	25.00%
8	3,781.60	30.00%
9	3,316.17	14.00%
10	2,908.92	0.00%
11	3,577.97	23.00%
12	2,763.47	-5.00%
13	3,345.26	15.00%
14	3,927.04	35.00%
15	3,461.61	19.00%
16	3,548.88	22.00%
17	2,705.30	-7.00%
18	3,199.81	10.00%
19	2,618.03	-10.00%
20	3,636.15	25.00%
21	2,792.56	-4.00%
22	2,763.47	-5.00%
23	2,734.38	-6.00%
24	3,636.15	25.00%

Step 1: The Index Return is equal to the arithmetic average of the Periodic Index Returns shown in the table above. Accordingly, the Index Return is equal to 10.00%.

Step 2: The Index Return Factor is equal to the Index Return times the Upside Leverage Factor. Accordingly, the Index Return Factor is equal to 12.50%, calculated as follows:

Index Return × Upside Leverage Factor]

10.00% × 1.25 = 12.50%

Step 3: Because the Index Return Factor is greater than the Minimum Return but less than the Maximum Return, the investor will receive a payment at maturity of $1,125.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Index Return Factor]

$1,000 + [$1,000 × 12.50%] = $1,125.00

The total return on investment of the Notes is 12.50%.

PPS-5

Example 2: The Index Return is positive but the Index Return Factor is less than the Minimum Return.

Observation Date No.	Index Closing Level	Periodic Index Return
1	2,472.58	-15.00%
2	3,490.70	20.00%
3	2,327.14	-20.00%
4	2,676.21	-8.00%
5	3,199.81	10.00%
6	3,257.99	12.00%
7	3,636.15	25.00%
8	3,781.60	30.00%
9	3,316.17	14.00%
10	2,908.92	0.00%
11	3,548.88	22.00%
12	2,298.05	-21.00%
13	3,170.72	9.00%
14	3,519.79	21.00%
15	3,345.26	15.00%
16	3,548.88	22.00%
17	2,647.12	-9.00%
18	3,199.81	10.00%
19	2,181.69	-25.00%
20	3,636.15	25.00%
21	2,472.58	-15.00%
22	2,588.94	-11.00%
23	2,676.21	-8.00%
24	3,403.44	17.00%

Step 1: The Index Return is equal to the arithmetic average of the Periodic Index Returns shown in the table above. Accordingly, the Index Return is equal to 5.00%.

Step 2: The Index Return Factor is equal to the Index Return times the Upside Leverage Factor. Accordingly, the Index Return Factor is equal to 6.25%, calculated as follows:

Index Return × Upside Leverage Factor]

5.00% × 1.25 = 6.25%

Step 3: Because the Index Return Factor is less than the Minimum Return, the investor will receive a payment at maturity of $1,100.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Minimum Return]

$1,000 + [$1,000 × 10.00%] = $1,100.00

The total return on investment of the Notes is 10.00%.

PPS-6

Example 3: The Index Return is negative.

Observation Date No.	Index Closing Level	Periodic Index Return
1	2,559.85	-12.00%
2	2,850.74	-2.00%
3	2,414.40	-17.00%
4	2,908.92	0.00%
5	2,327.14	-20.00%
6	3,257.99	12.00%
7	2,327.14	-20.00%
8	1,890.80	-35.00%
9	2,908.92	0.00%
10	2,268.96	-22.00%
11	2,123.51	-27.00%
12	2,327.14	-20.00%
13	2,676.21	-8.00%
14	2,472.58	-15.00%
15	3,345.26	15.00%
16	3,723.42	28.00%
17	2,705.30	-7.00%
18	2,763.47	-5.00%
19	2,210.78	-24.00%
20	2,239.87	-23.00%
21	2,327.14	-20.00%
22	2,618.03	-10.00%
23	2,676.21	-8.00%
24	2,908.92	0.00%

Step 1: The Index Return is equal to the arithmetic average of the Periodic Index Returns shown in the table above. Accordingly, the Index Return is equal to -10.00%.

Step 2: Because the Index Return is negative, the investor will receive a payment at maturity of $1,100.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Minimum Return]

$1,000 + [$1,000 × 10.00%] = $1,100.00

The total return on investment of the Notes is 10.00%.

PPS-7

Example 4: The Index Return is positive and the Index Return Factor is greater than the Maximum Return.

Observation Date No.	Index Closing Level	Periodic Index Return
1	3,927.04	35.00%
2	3,548.88	22.00%
3	3,636.15	25.00%
4	4,363.38	50.00%
5	4,072.49	40.00%
6	3,956.13	36.00%
7	4,508.83	55.00%
8	4,450.65	53.00%
9	4,683.36	61.00%
10	4,508.83	55.00%
11	4,217.93	45.00%
12	4,363.38	50.00%
13	4,363.38	50.00%
14	4,508.83	55.00%
15	4,363.38	50.00%
16	4,683.36	61.00%
17	4,217.93	45.00%
18	4,508.83	55.00%
19	4,945.16	70.00%
20	4,508.83	55.00%
21	4,392.47	51.00%
22	4,799.72	65.00%
23	4,654.27	60.00%
24	4,537.92	56.00%

Step 1: The Index Return is equal to the arithmetic average of the Periodic Index Returns shown in the table above. Accordingly, the Index Return is equal to 50.00%.

Step 2: The Index Return Factor is equal to the Index Return times the Upside Leverage Factor. Accordingly, the Index Return Factor is equal to 62.50%, calculated as follows:

Index Return × Upside Leverage Factor]

50.00% × 1.25 = 62.50%

Step 3: Because the Index Return Factor is greater than the Maximum Return, the investor will receive a payment at maturity of $1,600.00 per $1,000 principal amount Note, the maximum possible payment on the Notes.

The total return on investment of the Notes is 60.00%.

PPS-8

Selected Purchase Considerations

•	Market Disruption Events and Adjustments—The Observation Dates, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•	For a description of what constitutes a market disruption event with respect to the Index as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”; and

•	For a description of further adjustments that may affect the Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index”.

•	Exposure to European Equities of the Index—The Index is comprised of fifty European blue-chip companies from within the Eurozone portion of the STOXX 600 Supersector indices. For additional information about the Index, see “Information Regarding the Index” below and “Non-Proprietary Indices—Equity Indices—EURO STOXX 50® Index” in the accompany index supplement.

•	Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement. In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct. The Notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under these rules, if you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, except as described below, any gain you may recognize on the sale or maturity of the Notes would generally be taxed as ordinary interest income and any loss you may recognize on the sale or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income in respect of the Notes and thereafter would be capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

If, on a day that is more than six months before the maturity date of the Notes, there is no more than a remote or incidental possibility that the return on the Notes will be other than the 10% Minimum Return or the 60% Maximum Return, applicable Treasury regulations provide that you should adjust the interest inclusions in respect of your Notes over the remaining term of the Notes in a reasonable manner. Although not entirely clear, we think it would be reasonable for a holder of the Notes to make such adjustments by (i) accruing any additional interest over the term of the Notes as if the comparable yield of the Notes were equal to 10% or 60%, as the case may be, and (ii), if the amount of interest you have previously accrued on the Notes exceeds the principal amount of your Notes times the 10% Minimum Return, recognizing a net ordinary loss equal to any such excess. Thereafter, any gain or loss you recognize from a subsequent sale of the Notes should generally be characterized as capital gain or loss. However, the application of the rules governing contingent payment instruments to your Notes in this context is not clear, and the Internal Revenue Service could assert that the tax consequences should be different than described above.

If you purchase your Notes for an amount that differs from the principal amount of the Notes, you may be subject to special tax rules as described in “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement (in particular, the rules that apply when a U.S. holder purchases a contingent payment debt instrument for an amount that differs from the adjusted issue price of that contingent payment debt instrument at the time of the purchase). These rules are complex and therefore individuals are urged to consult their tax advisors regarding these rules.

For a further discussion of the tax treatment of your Notes, including information regarding obtaining the comparable yield for your Notes and the tax consequences to secondary purchasers of the Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

•	Non-U.S. Holders. Barclays currently does not withhold on payments treated as interest to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any payments at a 30% rate, unless you have provided to Barclays an appropriate and valid Internal Revenue Service Form W-8. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

PPS-9

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Characterized as Benefitting from Full Principal Protection”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”; and

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”; and

•	“Risk Factors—Additional Risks Relating to Notes Treated for U.S. Federal Income Tax Purposes as Contingent Payment Debt Instruments”.

In addition to the risks described above, you should consider the following:

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	You Will Not Receive Any Interest or Periodic Coupon Payments; Your Return on the Notes Will be Limited to the Payment That You Receive at Maturity—Your return on the Notes is limited to the payment that you will receive at maturity, which is approximately six years after the issue date. You will not receive any payments on the Notes prior to the maturity date. If the Index Return is negative or if the Index Return is positive but the Index Return Factor is less than the Minimum Return, the payment that you receive at maturity will be limited to $1,100.00 per $1,000 principal amount Note that you hold. The return at maturity of the principal amount of your Notes (plus any payment that you receive in excess thereof) may not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

Any payment due on the Notes, including the return of any principal due at maturity, is subject to the creditworthiness of the issuer, as described under “Credit of Issuer” above.

•	Any Positive Return on the Notes Will Not Exceed the Maximum Return—If the Index Return Factor is greater than the Minimum Return, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Return multiplied by $1,000. Accordingly, the maximum possible payment that you may receive at maturity is $1,600 per $1,000 principal amount Note that you hold.

•	No Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, as described above, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Index would have.

•	The Periodic Index Returns are Not Based on the Level of the Index at Any Time Other than the Index Closing Level on each Observation Date—The Index Return will be based on the arithmetic average of the Periodic Index Returns of the Index. The Periodic Index Returns for the Index will be based on the Index Closing Levels on each Observation Date as compared to the Initial Level. Therefore, if the level of the Index drops precipitously on one or more Observation Dates, the payment at maturity on your Notes may be significantly less than it would have been had such payment been linked to the level of the Index prior to such drop.

•	Negative Periodic Index Returns On One or More Observation Dates Will Mitigate the Effect Of, and May Completely Offset, Positive Periodic Index Returns on Other Observation Dates—The Index Return will be equal to the arithmetic average of the Periodic Index Returns during the term of the Notes. Accordingly, the Periodic Index Returns and, in turn, the Index Return, will depend on the path taken by the Index between the Initial Valuation Date and the Final Valuation Date. Negative Periodic Index Returns on one or more Observation Dates will mitigate the effect of, and may completely offset, positive Periodic Index Returns on other Observation Dates. If the Periodic Index Returns are negative on one ore more Observation Dates, the Index Return may in turn also be negative, and your payment at maturity will be limited to the principal amount of your Notes plus a payment reflecting the Minimum Return (or a total of $1,100.00 per $1,000 principal amount Note that you hold).

•

Non-U.S. Securities Markets Risks—The component stocks of the Index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the

PPS-10

Index, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of the component stocks of the Index will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of such component stocks may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market. The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes. The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions. The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes. The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes. Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•

We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest. We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These

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financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities

•	Additional Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the Notes;

•	the dividend rate on the common stocks underlying the Index;

•	interest and yield rates in the market generally;

•	the supply and demand for the Notes;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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Information Regarding the Index

As noted above, the Index is comprised of fifty European blue-chip companies from within the Eurozone portion of the STOXX 600 Supersector indices. For additional information about the Index, see “Information Regarding the Index” below and “Non-Proprietary Indices—Equity Indices—EURO STOXX 50® Index” in the accompany index supplement.

Historical Information

The following graph sets forth the historical performance of the Index based on the daily Index Closing Levels from January 1, 2008 through September 18, 2013. The Index Closing Level on September 18, 2013 was 2,908.92.

We obtained the Index closing levels below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

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